EXHIBIT 5

January 27, 2006

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Smithfield Foods, Inc. (the “Company”), with respect to the offer and sale from time to time pursuant to the Company’s 2005 Non-Employee Directors Stock Incentive Plan (“the Plan”), of (i) unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan (the “Deferred Compensation Obligations”) and (ii) 300,000 shares of the Company’s Common Stock, $.50 par value with associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value (the “Plan Shares”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Plan and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be legal, valid and binding obligations of the Company under the laws of the Commonwealth of Virginia, and (ii) the Plan Shares have been validly authorized and, when issued or sold in accordance with the terms of the Registration Statement and Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ McGuireWoods LLP